CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2025, relating to the special purpose schedule of investments and the related notes of the separately managed account advised by Abacus FCF Advisors LLC, as of December 31, 2024, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and “Other Service Providers” in the Prospectus.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Philadelphia, Pennsylvania
February 14, 2025